Exhibit 99.3

CEVA, Inc. Announces Expansion of Existing Share Repurchase Program

ROCKVILLE, MD., November 8, 2023 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies which have powered more than 16 billion devices to date, today announced that its Board of Directors authorized the expansion of the company's share repurchase program with an additional 700,000 shares of common stock available for repurchase. As of September 30, 2023, CEVA had approximately 144,000 shares of common stock available for repurchase under the existing plan, bringing the aggregate to approximately 844,000 shares available for repurchase.

Amir Panush, CEO of CEVA, commented: “The Board’s decision to expand our share repurchase program demonstrates their confidence in our strategic plan to drive long-term profitable growth and the belief that there is unrecognized value in our business. Our balance sheet strength has been further improved following the sale of Intrinsix and positions us well to execute on the expanded program.”

Under the share repurchase program, shares of the company's common stock may be repurchased from time to time pursuant to Rule 10(b)-18 of the Securities Exchange Act of 1934, as amended outside of periods when the Company's trading window is closed. Such repurchases may be made in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms and complementary embedded software for sensor fusion, image enhancement, computer vision, spatial audio, voice input and artificial intelligence. Leveraging our technologies, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT.

Our DSP and AI based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For motion sensing solutions, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth connectivity (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB), NB-IoT and GNSS are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook,, LinkedIn and Instagram.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Panush’s statements regarding the Board’s confidence in CEVA’s strategic plan to drive long-term profitable growth and belief that there is unrecognized value in our business and the Company’s positioning to execute on the expanded share repurchase program. The risks, uncertainties and assumptions that could cause differing CEVA results include: the effect of intense industry competition; the ability of CEVA’s technologies and products incorporating CEVA’s technologies to achieve market acceptance; CEVA’s ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; CEVA’s ability to diversify its royalty streams and license revenues; CEVA’s ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets; instability and disruptions related to the ongoing Israel-Gaza conflict; and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Source: CEVA, Inc.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

2